Exhibit 99.1

AITX’s Subsidiary Robotic Assistance Devices Successfully Deploys ROSS

Solution at The Rosenbaum Yeshiva of North Jersey

School’s Multiple Legacy Security Cameras Now Running RAD AI Analytics, 4 RAD

ROSAs to be Deployed Throughout Property

Detroit, Michigan, March 27, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced the successful deployment of RAD’s ROSS™ solution at The Rosenbaum Yeshiva of North Jersey.

ROSS (RAD Operations System Software) is RAD’s software solution enabling the millions of legacy IP security cameras previously deployed to be able to connect with the RAD ecosystem. ROSS empowers these non-RAD cameras to run the same AI analytic capabilities as other RAD hardware solutions, including firearm, human, vehicle, perimeter breach and loitering detection, immediate notifications, SMS alerts, and more. Personal or biometric data is neither received, recorded, stored nor shared by the ROSS system or RAD device.

The Rosenbaum Yeshiva of North Jersey is an Orthodox Jewish school dedicated to continuing the chain of Jewish heritage by nurturing the joy and pursuit of a Torah way of life, in an environment that promotes Torah scholarship and academic excellence. The school has an enrollment of nearly 1000 students in grades Nursery through 8.

RAD and The Rosenbaum Yeshiva of North Jersey conducted extensive accuracy testing, over several months, on RAD’s exclusive AI analytics running firearm, human and vehicle detection on the school’s existing security cameras. Four RAD ROSA units are to be deployed around the property. These ROSA units will run the same AI analytics and have the capability of performing autonomous responses, both audible and visual, upon the detection of a pre-determined activity or action such as the detection of an exposed firearm.

“RAD’s ROSS solution now provides our school with an extra layer of protection and confidence,” said Rabbi Efrayim Clair, Executive Director, The Rosenbaum Yeshiva of North Jersey. “Running our existing cameras through ROSS in addition to the four ROSAs should give us those precious minutes to perform immediate lockdown procedures and hopefully save lives.”

Troy McCanna, a former FBI Agent, and a Multi-Jurisdictional Task Force Coordinator/Supervisor was one of the first responders to the Oxford High School mass shooting that took place on November 30, 2021, in suburban Detroit. “I can personally attest that preventing an active shooter from executing their plan can create opportunities for de-escalation and provide critical time for a response. ROSS will serve as an additional advantage that could prove invaluable to both schools and individuals in the unfortunate event of an active shooter situation,” McCanna stated. McCanna, who enjoyed a distinguished 23-year career with the FBI, joined RAD in early 2022 and now serves as RAD’s Chief Security Officer.

“We have priced ROSS to be accessible to all schools, houses of worship, office buildings, vulnerable facilities big or small,” said Steve Reinharz, CEO of AITX and RAD. “Finding the budget to keep people safe should no longer be an issue when we can run millions of existing cameras through the very affordable ROSS.”

RAD previously announced that ROSS will be offered at a competitive introductory price of $10 per channel (MSRP) per month including all analytics, notification abilities and cloud storage. Additionally, the platform is accompanied by attractive discounts for dealers, integrators, and resellers.

“I firmly believe that this is just the beginning of a significant growth phase for RAD,” stated Mark Folmer, CPP, FSyI, President of RAD. “We have identified numerous prospects for our ROSS solution and the accompanying ROSA devices in our sales pipeline. The early results from our ROSS deployments, combined with its competitive pricing, are expected to generate positive outcomes for all involved.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be deployed in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz